SEVENTH AMENDMENT TO LEASE THIS SEVENTH AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes as of October 19, 2021 between FSP-RIC LLC, a Delaware limited liability company (“Landlord”), and ZILLOW, INC., a Washington corporation (“Tenant”). Landlord is authorized to insert the date of its signature in the date blank above. RECITALS A. Landlord, as successor-in-interest to The Northwestern Mutual Life Insurance Company, and Tenant are parties to that certain Office Lease dated March 22, 2011 (the “Initial Lease”), as amended by Amendment to Office Lease dated June 27, 2012 (the “First Amendment”), Second Amendment to Lease dated April 16, 2013 (the “Second Amendment”), Third Amendment to Lease dated January 10, 2014 (the “Third Amendment”), Fourth Amendment to Lease dated May 2, 2014 (the “Fourth Amendment”), Fifth Amendment to Lease dated November 19, 2014 (the “Fifth Amendment”), and Sixth Amendment to Lease dated June 21, 2016 (the “Sixth Amendment”, and collectively with all of the foregoing, the “Lease”), pursuant to which Tenant leases certain space (the “Premises”) in the building located at 1301 Second Avenue, Seattle, Washington (the “Building”). B. Pursuant to the Lease, Tenant currently leases the 29th through 40th floors of the Building. C. The current Expiration Date of the Lease is December 31, 2024. D. Landlord and Tenant desire to further amend the Lease on the terms and provisions set forth herein, including without limitation, (a) addition to the Premises of the 41st and 42nd floors of the Building effective as of March 1, 2022, (b) deletion from the Premises of the 29th and 30th floors of the Building effective as of February 28, 2022, (c) subject to the terms of this Amendment, deletion from the Premises of the 31st through 35th floors of the Building effective as of December 31, 2024, and (d) extension of the Term through December 31, 2032. AGREEMENTS NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows: 1. Addition of Additional Space. Landlord and Tenant hereby agree that the entire 41st and 42nd floors of the Building consisting of 40,213 square feet of Rentable Area (the “Additional Space”) shall be added to the Premises effective as of March 1, 2022 (the “Additional Space Commencement Date”) for the remaining Term, including the Additional Term (as defined in Section 4 below). The Additional Space is depicted on the floor plans attached hereto as Exhibit A, which Exhibit A shall be considered as having been added to and to have become a part of Exhibit B of the Lease effective as of the Additional Space Commencement Date. Tenant acknowledges that Tenant currently occupies the Additional Space pursuant to a pre-existing sublease arrangement, and thus Landlord shall have no affirmative obligations with respect to the delivery of possession of the Additional Space to Tenant. Tenant shall lease the Additional Space in their then-current “as-is” condition as of the Additional Space Commencement Date and Landlord has not made any representations or warranties, either express or implied, with regard to the condition of the Additional Space, and Landlord shall have no obligation to make or pay for any improvements or alterations to the Additional Space except for the Supplemental Allowance set forth in Section 8 below. For purposes of clarification, Landlord agrees that Tenant shall have no obligation to restore the Additional Space to its pre-existing condition at the expiration of Tenant’s existing sublease of the Additional Space, and that for purposes of Tenant’s restoration obligations with respect to the Additional Space at the expiration or termination of the Lease, the Additional Space shall be considered to have been delivered to Tenant in the condition that it exists as of the Additional Space Commencement Date. Effective as of the Additional Space Commencement Date, the Rentable Area of the Additional Space shall be added to the Rentable Area of the Premises and the Tenant’s Proportionate Share and Monthly Base Rent shall be adjusted to account for the increased Rentable Area of the Premises. 2. Deletion of Early Give-Back Space; Stairway Removal Work. The Term shall expire with respect to the entire 29th and 30th floors of the Building (the “Early Give-Back Space”) effective as of February 28, 1 Exhibit 10.21

2 2022. Tenant shall surrender possession of the Early Give-Back Space to Landlord on or prior to February 28, 2022 in a broom-clean condition, having removed the items set forth on Schedule 3 attached hereto. Tenant shall have no remaining rights and Landlord shall have no remaining obligations under the Lease with respect to the Early Give- Back Space after February 28, 2022, and, conditioned upon Tenant’s surrender of possession of the Early Give-Back Space to Landlord on or prior to February 28, 2022 as required herein, Tenant shall have no further obligations under the Lease with respect to the Early Give-Back Space (including without limitation, the obligation to continue to pay Monthly Base Rent or Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes) for any period after February 28, 2022, subject to any surviving obligations under the Lease (including the immediately following paragraph). If Tenant fails to surrender possession of the Early Give-Back Space to Landlord on or prior to February 28, 2022 as required herein, then the provisions of Article 34.11 of the Lease shall be applicable. Notwithstanding the foregoing, Tenant’s obligations with respect to the interconnecting stairwell between the 30th floor and the 31st floor (the “Stairwell”) shall be as follows: (a) upon written notice from Landlord to Tenant (a “Stairwell Removal Notice”), Tenant, within thirty (30) days following receipt of the Stairwell Removal Notice, shall notify Landlord (such notice from Tenant being a “Stairwell Removal Election”) whether Tenant will perform, or has elected to have Landlord perform (in which event Landlord shall perform), the following elements of work: (i) remove the existing Stairwell improvements, (ii) re-fill the floor slab cut-out to restore the structural specifications of the floor slab to its condition existing prior to the installation of the Stairwell, and (iii) perform all other associated work to restore the area associated with or affected by the Stairwell to its condition existing prior to the installation of the Stairwell (collectively, the “Stairwell Removal Work”); (b) until Landlord delivers a Stairwell Removal Notice to Tenant, Tenant shall have neither the right nor the obligation to perform the Stairwell Removal Work or to otherwise modify the Stairwell except as set forth in clause (h) below; (c) the Stairwell Removal Work shall be performed by the applicable party in a good and workmanlike manner, in compliance with all applicable laws (including fire/life safety laws) and, if performed by Tenant, in accordance with plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; (d) if performed by Tenant, Tenant shall complete the Stairwell Removal Work within six (6) months following Tenant’s delivery of a Stairwell Removal Election, subject to extension for force majeure (as set forth in Section 34.30 of the Lease as if such section were applicable to Tenant); provided, however, that Tenant shall not be required to commence the Stairwell Removal Work prior to February 28, 2022 in the event Tenant elects to perform same (with such Stairwell Removal Election effectuating such election being deemed given on February 28, 2022 if in fact given prior to such date); (e) if Tenant elects to perform the Stairwell Removal Work, then upon Tenant’s lien-free completion of the Stairwell Removal Work, Landlord agrees to reimburse Tenant for fifty percent (50%) of the documented out-of-pocket third party costs incurred by Tenant for the performance of the Stairwell Removal Work, provided that such third party costs shall not exceed the budgeted costs for the Stairwell Removal Work delivered by Tenant to Landlord prior to Tenant’s commencement of the Stairwell Removal Work and approved by Landlord (not to be unreasonably withheld, conditioned or delayed) in connection with Landlord’s approval of the plans and specifications for the Stairwell Removal Work, except to the extent any cost increase is due to the interference, negligence or willful misconduct of Landlord, its employees, agents or contractors; (f) if Landlord delivers a Stairwell Removal Notice, then in lieu of having Tenant perform the Stairwell Removal Work, Landlord shall have the right to notify Tenant in the Stairwell Removal Notice of Landlord’s election to perform the Stairwell Removal Work, in which case notwithstanding any contrary provision hereof, Landlord shall perform the Stairwell Removal Work; (g) if either (A) Landlord delivers a Stairwell Removal Notice that notifies Tenant of Landlord’s election to have Landlord perform the Stairwell Removal Work, or (B) Tenant delivers a Stairwell Removal Election setting forth Tenant’s election to have Landlord perform the Stairwell Removal Work, then Tenant shall be obligated to reimburse Landlord for fifty percent (50%) of the documented out-of-pocket third party costs incurred by Landlord for the performance of the Stairwell Removal Work, which reimbursement shall be made by Tenant to Landlord within thirty (30) days after Landlord’s completion of the Stairwell Removal Work and delivery of a written invoice from Landlord to Tenant, together with reasonable supporting documentation evidencing such costs; and (h) if Tenant delivers a Stairwell Removal Election that requires Tenant to perform the Stairwell Removal Work, but Tenant fails to diligently commence and complete the Stairwell Removal Work in the time period set forth above, then Landlord shall have the right on written notice to Tenant to perform the Stairwell Removal Work (or to complete the remaining portion of the Stairwell Removal Work), in which event Landlord shall be responsible for fifty percent (50%) of the cost of the Stairwell Removal Work, but not exceeding the budgeted cost thereof that was approved by Landlord in clause (e) above, and Tenant shall be responsible for all other costs incurred by either party (such costs to be documented, with respect to Landlord) for the completion of the Stairwell Removal Work.

3 If Landlord has not delivered a Stairwell Removal Notice to Tenant on or before February 28, 2022, then subsequent to such date and prior to delivering a Stairwell Removal Notice: (a) upon written notice from Landlord to Tenant (a “Stairwell Enclosure Notice”), Tenant, within thirty (30) days following receipt of the Stairwell Enclosure Notice, shall notify Landlord (such notice from Tenant being a “Stairwell Enclosure Election”) whether Tenant will perform, or has elected to have Landlord perform (in which event Landlord shall perform), the construction of an enclosure around the Stairwell on the 31st floor (and if required by applicable code, also around the 30th floor), (collectively, the “Stairwell Enclosure Work”); (b) until Landlord delivers a Stairwell Enclosure Notice to Tenant, Tenant shall have neither the right nor the obligation to perform the Stairwell Enclosure Work; (c) the Stairwell Enclosure Work shall be performed by the applicable party in a good and workmanlike manner, in compliance with all applicable laws (including fire/life safety laws) and, if performed by Tenant, in accordance with plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; (d) if performed by Tenant, Tenant shall complete the Stairwell Enclosure Work within three (3) months following Tenant’s delivery of a Stairwell Enclosure Election, subject to extension for force majeure (as set forth in Section 34.30 of the Lease as if such section were applicable to Tenant); (e) if Tenant elects to perform the Stairwell Enclosure Work, Tenant shall bear all the costs of such work, except to the extent any such costs are due to the interference, negligence or willful misconduct of Landlord, its employees, agents or contractors; (f) if Landlord delivers a Stairwell Enclosure Notice, then in lieu of having Tenant perform the Stairwell Enclosure Work, Landlord shall have the right to notify Tenant in the Stairwell Enclosure Notice of Landlord’s election to perform the Stairwell Enclosure Work, in which case notwithstanding any contrary provision hereof, Landlord shall perform the Stairwell Enclosure Work; (g) if either (A) Landlord delivers a Stairwell Enclosure Notice that notifies Tenant of Landlord’s election to have Landlord perform the Stairwell Enclosure Work, or (B) Tenant delivers a Stairwell Enclosure Election setting forth Tenant’s election to have Landlord perform the Stairwell Enclosure Work, then Tenant shall be obligated to reimburse Landlord for all of the documented out-of-pocket third party costs incurred by Landlord for the performance of the Stairwell Enclosure Work, which reimbursement shall be made by Tenant to Landlord within thirty (30) days after Landlord’s completion of the Stairwell Enclosure Work and delivery of a written invoice from Landlord to Tenant, together with reasonable supporting documentation evidencing such costs; and (h) if Tenant delivers a Stairwell Enclosure Election that requires Tenant to perform the Stairwell Enclosure Work, but Tenant fails to diligently commence and complete the Stairwell Enclosure Work in the time period set forth above, then Landlord shall have the right on written notice to Tenant to perform the Stairwell Enclosure Work (or to complete the remaining portion of the Stairwell Enclosure Work), in which event Tenant shall be responsible for all costs incurred by Tenant, and all documented costs incurred by Landlord, for the completion of the Stairwell Enclosure Work. The rights and obligations of Landlord and Tenant under this paragraph 2 shall survive the termination of the Lease with respect to the 30th floor. 3. Deletion of Remaining Give-Back Space. Subject to the provisions of Section 9 below, the Term shall expire with respect to the 31st through 35th floors of the Building (the “Remaining Give-Back Space”) effective as of December 31, 2024, and no extension of the Term pursuant to Section 4 of this Amendment shall be applicable to the Remaining Give-Back Space. Notwithstanding the foregoing, any portion of the 31st through 35th floors of the Building that Tenant elects to continue to lease as Flex Space (pursuant to Section 9 below) shall be considered removed from the definition of Remaining Give-Back Space and this Section 3 shall not be applicable thereto. Tenant shall surrender possession of the Remaining Give-Back Space to Landlord on or prior to December 31, 2024 in the condition required under the Lease for the return of possession of the Premises to Landlord as of the expiration or earlier termination of the Lease. Tenant shall have no remaining rights and Landlord shall have no remaining obligations under the Lease with respect to the Remaining Give-Back Space after December 31, 2024, and, conditioned upon Tenant’s surrender of possession of the Remaining Give-Back Space to Landlord on or prior to December 31, 2024 as required herein, Tenant shall have no further obligations under the Lease with respect to the Remaining Give-Back Space (including without limitation, the obligation to continue to pay Monthly Base Rent or Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes) for any period after December 31, 2024, subject to any surviving obligations under the Lease. If Tenant fails to surrender possession of the Remaining Give- Back Space to Landlord on or prior to December 31, 2024 as required herein, then the provisions of Article 34.11 of the Lease shall be applicable. 4. New Premises and Extension of Term. For purposes of this Amendment, the term “New Premises” means the Additional Space, floors 36 through 40 and any Flex Space that is added to the Premises pursuant to Section 9 below. The Term is hereby extended for the period from January 1, 2025 through December 31, 2032

4 (the “Additional Term”) such that the new Expiration Date shall be December 31, 2032. Tenant shall retain its two (2) options to further extend the Term after the Additional Term for the Renewal Terms set forth in Article 33 of the Lease, which options shall be exercisable only as to all, but not less than all, of the entire then-existing Premises, on the terms and provisions set forth in such Article 33, as modified by the Fifth Amendment, except that in determining the Current Market Rate, the phrase “the following Class A office buildings in the commercial/business district of Seattle, Washington: 1201 Third Avenue, City Centre (1420 Fifth Avenue), Two Union Square and Fourth and Madison” in the last sentence of Article 33(3) of the Lease is hereby deleted and replaced with “the then-existing or pre-leased Class A+ first-class office projects in the commercial/business district of Seattle, Washington”. 5. Rentable Area. For purposes of the calculation of Monthly Base Rent, the Tenant’s Percentage Share and all other calculations under the Lease based on the Rentable Area of the Premises, the parties stipulate and agree to the following Rentable Areas, including the adjustments thereof set forth herein: (a) the Rentable Area of the Additional Space (floors 41 and 42) is 40,213 rentable square feet; (b) the existing Rentable Area of the entire Premises (floors 29 through 40) as of the date of this Amendment is 268,514 rentable square feet; (c) the existing Rentable Area of the Early Give-Back Space (floors 29 and 30) is 43,982 rentable square feet; (d) the existing Rentable Area of the Premises immediately following the deletion of the Early Give-Back Space but excluding the Additional Space (the existing Rentable Area of the 31st through 40th floors of the Premises) shall be 224,532 rentable square feet until December 31, 2024; (e) effective January 1, 2025, the Rentable Area of the Premises immediately following the deletion of the Remaining Give-Back Space (assuming no Flex Space is added to the Premises), but excluding the Additional Space (the Rentable Area of the 36th through 40th floors of the Premises) shall be 114,543 rentable square feet; and (f) effective January 1, 2025, the Rentable Area of the New Premises (assuming no Flex Space is added to the Premises) shall be 154,756 rentable square feet. For purposes of clarification, the parties stipulate and agree that the Rentable Area of the Additional Space and each floor of the Premises from and after the commencement of the Additional Term shall be measured in accordance with BOMA 2017 for Office Buildings – ANSI/BOMA Z65.1-2017 Method A, as promulgated by the Building Owners and Managers Association (“2017 BOMA”), and that such rentable area is as follows: Floor of Premises Square Feet of Rentable Area 42 20,034 41 20,179 40 22,908 39 22,906 38 22,908 37 22,906 36 22,915 Flex Space Square Feet of Rentable Area 35 21,908 34 21,908

33	22,906
32	22,906
31	22,906

Landlord shall have the right to change the standard for the measurement of the Rentable Area of the Premises and Building for any Renewal Term under Article 33 of the Lease and/or the standard for measurement of the Rentable Area of any Leased First Right Space (as defined in Schedule 2 to this Amendment) to the then-current BOMA standard promulgated as of the date of the commencement of the applicable Renewal Term or the First Right Commencement Date (as defined in Schedule 2 to this Amendment) with respect to the applicable Leased First Right Space.

6. **Monthly Base Rent.**

6.1 **Additional Space.** The Monthly Base Rent payable for the Additional Space shall be as follows:

Period	Square Feet of Rentable Area	Annual Base Rent per Square Foot of Rentable Area	Monthly Base Rent
March 1, 2022 – February 28, 2023	40,213	$54.00	$180,958.50
March 1, 2023 – February 29, 2024	40,213	$55.62	$186,387.26
March 1, 2024 – February 28, 2025	40,213	$57.29	$191,983.56
March 1, 2025 – February 28, 2026	40,213	$59.01	$197,747.43
March 1, 2026 – February 28, 2027	40,213	$60.78	$203,678.85
March 1, 2027 – February 29, 2028	40,213	$62.60	$209,777.82
March 1, 2028 – February 28, 2029	40,213	$64.48	$216,077.85
March 1, 2029 – February 28, 2030	40,213	$66.41	$222,545.44
March 1, 2030 – February 28, 2031	40,213	$68.41	$229,247.61
March 1, 2031 – February 29, 2032	40,213	$70.46	$236,117.33
March 1, 2032 – December 31, 2032	40,213	$72.57	$243,188.12

6.2 **Remainder of Premises.** The Monthly Base Rent payable for all of the remainder of the Premises, excluding the Additional Space and taking into consideration the deletion of the Early Give-Back Space as of February 28, 2022 and the deletion of the Remaining Give-Back Space as of December 31, 2024 (assuming no Flex Space is added to the Premises) shall be as follows:

Period	Square Feet of Rentable Area	Annual Base Rent per Square Foot of Rentable Area	Monthly Base Rent

5

Through February 28, 2022	268,514	$47.00	$1,051,679.83
March 1, 2022 – November 30, 2022	224,532	$47.00	$879,417.00
December 1, 2022 – November 30, 2023	224,532	$48.00	$898,128.00
December 1, 2023 – November 30, 2024	224,532	$49.00	$916,839.00
December 1, 2024 – December 31, 2024	224,532	$50.00	$935,550.00
January 1, 2025 – December 31, 2025	114,543	$52.00	$496,353.00
January 1, 2026 – December 31, 2026	114,543	$53.56	$511,243.59
January 1, 2027 – December 31, 2027	114,543	$55.17	$526,611.44
January 1, 2028 – December 31, 2028	114,543	$56.82	$542,361.11
January 1, 2029 – December 31, 2029	114,543	$58.53	$558,683.48
January 1, 2030 – December 31, 2030	114,543	$60.28	$575,387.67
January 1, 2031 – December 31, 2031	114,543	$62.09	$592,664.57
January 1, 2032 – December 31, 2032	114,543	$63.95	$610,418.74

7. **Tenant's Percentage Share.** Tenant shall continue to pay Tenant's Percentage Share of Operating Expenses and Taxes in accordance with the terms and provisions of the Lease using the Rentable Area of the Office Unit as the denominator in the calculation fraction. For purposes of calculating Tenant's Percentage Share for the New Premises the same methodology shall be used to measure the Rentable Area of the Office Unit as used to measure the Rentable Area of the Premises (i.e., when the Rentable Area of a portion of the Premises is measured (or commences to be measured) in accordance with 2017 BOMA, then for purposes of the calculation of Tenant's Percentage Share for such portion of the Premises, the Rentable Area of the Office Unit shall be based on 2017 BOMA). Based on the foregoing and the agreed-upon Rentable Areas set forth in Section 5 above, the parties agree that the Tenant's Percentage Share shall be as follows:

(a) 4.48% as to the Additional Space;

(b) 30.79% as to the all of the Premises excluding the Additional Space, until the date of the deletion from the Premises of the Early Give-Back Space (through February 28, 2022);

(c) 25.75% as to all of the remaining Premises excluding the Additional Space, from and after the date of the deletion from the Premises of the Early Give-Back Space and continuing until immediately prior to the deletion from the Premises of the Remaining Give-Back Space (March 1, 2022 – December 31, 2024); and

(d) 12.88% as to the all of the remaining Premises excluding the Additional Space, from and after the date of the deletion from the Premises of the Remaining Give-Back Space (assuming no Flex Space is added to the Premises) (January 1, 2025 – Expiration Date).

The total Rentable Area of the Office Unit from and after adjustment to 2017 BOMA shall be 898,039 rentable square feet.

8. **Supplemental Allowance.** Landlord agrees to provide Tenant with an additional allowance in the amount of forty dollars ($40.00) per rentable square foot of the portion of New Premises consisting of floors 36-40

6

7 and 41-42 (the “Supplemental Allowance,” being $40.00 per rentable square foot multiplied by 154,756 rentable square feet, or $6,190,240.00). The Supplemental Allowance shall be paid by Landlord to Tenant on or before any date requested by Tenant on not less than forty-five (45) days written notice from Tenant, provided that the Supplemental Allowance shall not be payable prior to March 1, 2022 nor after August 31, 2023 (subject to the last sentence hereof). Notwithstanding any contrary provision hereof, Tenant shall not be entitled to receive and Landlord shall not be required to pay any portions of the Supplemental Allowance to Tenant at any time during which Landlord has notified Tenant of an event or circumstance that if not cured within the applicable cure period set forth in Section 25.1 of the Lease would constitute an Event of Default under the Lease. If Tenant fails to pay any Rent or other amounts payable by Tenant under the Lease by the due date set forth in the Lease, Landlord shall have the right, but not the obligation, to offset portions of the Supplemental Allowance against such unpaid Rent or other amounts owing by Tenant to Landlord, and if such offset right is exercised, then such unpaid Rent or other amounts owing by Tenant to Landlord against which the Supplemental Allowance is applied shall be treated as having been paid by Tenant as of the date of such application. All amounts of the Supplemental Allowance that have not been paid or credited to Tenant by August 31, 2023 as provided above shall be paid to Tenant on August 31, 2023. 9. Flex Space. Tenant shall have the on-going right to add one or more additional contiguous full floors from floors 31 through 35 of the Building to the Premises for the Additional Term (the “Flex Space”) on a top- down contiguous basis by Tenant’s written notice(s) to Landlord received not later than June 30, 2023 of Tenant’s election to add Flex Space to the Premises (a “Flex Space Notice”). For purposes of clarification, if Tenant elects to add Flex Space to the Premises, then the floor(s) that are added to the Premises shall be the highest floor(s) from floors 31 through 35 that have not then been added to the Premises. For example, if Tenant elects to add one floor of Flex Space to the Premises, then the Flex Space that is added to the Premises shall be the 35th floor. If Tenant subsequently elects to add two (2) additional floors of Flex Space to the Premises, then such additional two (2) floors of the Flex Space that are added to the Premises shall be the 33rd and 34th floors. If Tenant elects to add Flex Space to the Premises in accordance with this Section 9, then (a) the Flex Space shall be leased to Tenant during the Additional Term at the same Monthly Base Rent rate per square foot of Rentable Area of Flex Space added to the Premises as applicable to floors 36 through 40 during the Additional Term; (b) the Tenant’s Percentage Share shall be increased to reflect the addition of the applicable Flex Space to the Premises; (c) the required amount of the Letter of Credit shall be increased as provided in Section 10 below; and (d) the Flex Space that is added to the Premises shall be leased to Tenant on all of the same other terms and conditions as applicable to the Tenant’s lease of floors 36 through 40 during the Additional Term, except that (i) the Supplemental Allowance for the Flex Space shall be seventy-nine dollars ($79.00) per square foot of Rentable Area of the Flex Space that is added to the Premises, (ii) such Supplemental Allowance for the Flex Space shall be paid to Tenant within forty-five (45) days after each written notice from Tenant, but not prior to March 1, 2022, (iii) for purposes of the Flex Space all references in such Section 8 to August 31, 2023 shall be adjusted to eighteen (18) months after the date in clause (ii), and (iv) payment of such Supplemental Allowance otherwise shall be subject to the same requirements and limitations as set forth in Section 8 above. If Tenant elects to add Flex Space to the Premises in accordance with this Section 9, at Landlord’s option the parties shall execute an amendment to the Lease to add such Flex Space to the Premises on the terms set forth herein. The effectiveness of Tenant’s election to lease Flex Space shall not be conditioned upon execution of such an amendment. 10. Letter of Credit. Effective as of January 1, 2025, Paragraph 10 of Exhibit K to the Lease (as amended in the First Amendment, Second Amendment, Third Amendment and Fifth Amendment) is further amended to replace the amount “$1,814,829.76” in each place it appears with the amount “$1,194,214.00”. If Tenant elects to add Flex Space to the Premises, then the reference to $1,194,214.00 set forth in the immediately preceding sentence shall be increased by an amount equal to $7.71 per square foot of Rentable Area of the Flex Space added to the Premises. 11. Confirmation of Additional Allowance. The parties acknowledge and agree that in accordance with Section 7 of the Fifth Amendment, Tenant was granted an additional allowance in the amount of Three Million Dollars ($3,000,000) (the “Previous Additional Allowance”) payable within thirty (30) days after December 1, 2022 in consideration of the extension of the Term for the entire then-existing Premises (i.e., floors 29-40) for the period from December 1, 2022 through December 31, 2024. In recognition that the Term of the Lease will expire with respect to the Early Give-Back Space in advance of December 1, 2022, the Previous Additional Allowance is hereby reduced from $3,000,000 to $2,508,607.00.

12. Parking. Tenant’s parking rights shall continue as set forth in Sections 1.1(t) and (u) and Article 27 of the Lease, provided that effective from and after the date of this Amendment, the number of Parking Spaces to which Tenant is entitled under the Lease is hereby agreed to be one (1) Parking Space per each 1,600 square feet of Rentable Area of the Premises that are leased by Tenant from time to time, subject to adjustment from time to time in accordance with the provisions of Article 27 of the Lease. Tenant’s parking rights shall be for unreserved parking spaces, except that Tenant shall have the right to convert up to ten percent (10%) of its parking allocation to reserved stalls. Such reserved stalls shall be located in the same location as Tenant’s reserved stalls in effect as of the date of this Amendment (or a portion of such reserved stalls, as applicable) or in such other locations as mutually agreed upon by Landlord and Tenant. Tenant shall continue to pay monthly parking rates equal to the then-current market rates in effect from time to time for similar parking spaces at the Project, except that as provided in the Lease the rate for reserved spaces shall be 175% of the then-current market rate for unreserved spaces. For purposes of clarification, there shall be no monthly rental abatement for Parking Spaces as set forth in Section 1.1(u) or the last sentence of the first paragraph of Article 27 of the Lease. 13. Signage. (a) Elevator Signage. Tenant shall continue to have the elevator signage rights set forth in Section 12 of the Fifth Amendment, except that the reference to “3 floors” in the first sentence of Section 12 of the Fifth Amendment is hereby changed to “2 floors”. (b) Exterior Signage. Section 13 of the Fifth Amendment is hereby deleted and replaced with Schedule 1 attached to this Amendment. 14. Right of First Offer. Effective as of the date of this Amendment, Article 32 of the Lease (as previously amended) is deleted in its entirety and replaced with Schedule 2 attached to this Amendment. 15. Landlord Access. Effective as of the date of this Amendment, and notwithstanding subparagraph (b) of Article 21.1 of the Lease to the contrary, Landlord may exhibit the Remaining Give-Back Space to prospective purchasers, lenders or tenants at any time until the applicable portion thereof shall be added to the Premises in accordance with Section 9 hereof. Thereafter, the provisions of Article 21.1 of the Lease (as modified herein) shall again apply to such space. Effective as of the date of this amendment, subparagraph (b) of Article 21.1 of the Lease is hereby deleted and replaced with the following: “(b) Exhibit the Premises to prospective purchasers, lenders, or, during the last twenty-four (24) months of the Term of the Lease pertaining to each particular portion of the Premises (or at any time which Tenant is not Occupying a particular portion of the Premises), to prospective tenants;”. 16. Future Alterations. Landlord hereby confirms its approval under Article 15 of the Lease of the plans for the proposed alteration of floors 36-40 approved by Landlord on June 23, 2021. Notwithstanding any contrary provision of Article 15.2 of the Lease, Landlord shall have the right to approve any future modifications to the layout of the free-standing work station partitions in the Premises to the extent that such modifications affect the HVAC, electrical, plumbing, or other systems or conveyances serving the Premises or Building. 17. Broker’s Commission. Tenant represents and warrants to Landlord that it has had no dealing with any broker or agent in connection with this Amendment other than Flinn Ferguson Corporate Real Estate, representing Tenant, and Colliers International, representing Landlord (collectively, the “Brokers”). To the extent any commission may be owing with respect to this Amendment, Landlord shall pay a commission to the Brokers in accordance with a separate written agreement. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liabilities for any commissions or other compensation or charges claimed by any broker or agent other than the Brokers based on dealings with Tenant. 18. Defined Terms; Conflict. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Lease. If there is any conflict between the terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Lease, the terms, conditions and provisions of this Amendment shall prevail. 19. No Further Amendment. This Amendment set forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them. Except as expressly 8

9 modified by this Amendment, and terms, covenants and provisions of the Lease shall remain unmodified and in full force and effect, and are hereby expressly ratified and confirmed. 20. Miscellaneous. This Amendment may not be amended or rescinded in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto. Each of the schedules or exhibits referred to herein (if any), is incorporated herein as if fully set forth in this Amendment. If any of the provisions of this Amendment are found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Amendment shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties. No waiver of any right under this Amendment shall be effective unless contained in a writing signed by a duly authorized officer or representative of the party sought to be charged with the waiver and no waiver of any rights arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Amendment. Tenant waives any rights it may have to require the provisions of this Amendment to be construed against the party who drafted it. Time is strictly of the essence with respect to all dates and time periods set forth in this Amendment. 21. Authority. Each person signing this Amendment on behalf of each respective party represents and warrants that he or she is authorized to execute and deliver this Amendment, and that this Amendment will thereby become binding upon Landlord and Tenant, respectively. 22. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document. Copies of this Amendment, including electronic pdf or Docusign copies shall have the same force and effect as an original of this Amendment. [Signatures on following pages]

10 IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written. LANDLORD: FSP-RIC, LLC, a Delaware limited liability company By: Fifth Street Properties, LLC, a Delaware limited liability company, Its Sole Member By: CW CaP pital Ma nagement LL C, a Delaware limited liab coility mpany, Its Manager By: Name: Title: A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document. STATE OF CALIFORNIA ) ) ss. COUNTY OF _______________ ) __ personally appeared _______________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument. I certify under PENALTY OF PERJURY under the laws of the State of ___________________ that the foregoing paragraph is true and correct. WITNESS my hand and official seal. Notary Public Commission Expiration Date [SEAL] /s/ JOSEPH A. CORRENTE Joseph A. Corrente Executive Vice President Los Angeles 21On ___Octo___ber 27_________, 20 , before me, __________Jayson McCormick__________________________________, a Notary Public, Joseph Corrente California 1/16/2025 /s/ Jayson McCormick

11 TENANT: ZILLOW, INC., a Washington corporation By: _____________________________ STATE OF WASHINGTON ) ) ss. COUNTY OF KING ) On this day of , 2021, before me, a Notary Public in and for the State of , personally appeared [name], personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that he/she was authorized to execute the instrument, and acknowledged it as the [title] of ______________________________________, to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument. IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written. NOTARY PUBLIC in and for the State of Washington, residing at My appointment expires Print Name ____________________________________ /s/ TOBIAS MICHAEL ROBERTS Name: Tobias Michael Roberts Title: Senior Vice President, Technology & Real Estate 27th October Washington Tobias Michael Roberts SVP Zillow, Inc. /s/ Jade Rice Seattle, WA Jade Rice 06232025

EXHIBIT A FLOOR PLANS FOR ADDITIONAL SPACE

1 SCHEDULE 1 EXTERIOR SIGNAGE 1. Exterior Signs. If (i) no Event of Default then exists, (ii) no Chronic Default has occurred or is continuing, (iii) Tenant and/or one or more Permitted Transferees continue to lease and Occupy (as defined below) at least 154,000 square feet of Rentable Area of the Premises, and Tenant and/or a Permitted Transferee(s) leases and Occupies more square feet of Rentable Area in the Premises than the most square feet of Rentable Area leased by any other tenant (including all affiliates of any such other tenant) in the Building, and (iv) such signage is allowed outright (subject to customary permitting) under applicable law without any additional cost (unless Tenant pays for any such cost) or any adverse impact on Landlord, then effective as of the Additional Space Commencement Date Tenant may replace the “Russell Investments Center” signage with comparable “Zillow” signage (the “Exterior Signs”) on the columns adjacent to the main entrance to the Building that are not used for multi-tenant column signs. Notwithstanding the foregoing, Landlord may require that the Exterior Signs include the building name at the location and in a design selected by Landlord. Tenant shall be responsible for all costs relating to the fabrication, installation, repair, maintenance, restoration and removal of the Exterior Signs. The size, design, content and method of attachment of the Exterior Signs shall be consistent with the architectural and institutional quality of the Building and shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall supply Landlord with professionally prepared plans and specifications for the Exterior Signs in advance of their manufacture or submission for permits. The Exterior Signs must comply with all applicable City of Seattle laws, rules and regulations. The rights granted in this Section 1 are personal to the Original Tenant and may not be transferred to any other party without Landlord’s express written consent in its sole discretion. Consent to a Transfer shall not constitute consent to an assignment of Tenant’s rights under this Section 1. Upon termination of this Lease or if the foregoing conditions cease to be satisfied during the Term, Tenant’s rights under this Section 1 shall terminate and Landlord may remove the Exterior Signs and restore, to Landlord’s satisfaction, the affected areas so that they match the adjacent surfaces and no evidence of the Exterior Signs is visible. Tenant shall pay all actual, documented out-of- pocket costs incurred by Landlord under the prior sentence upon demand. Landlord may remove (and then restore) the Exterior Signs as and when necessary to perform repairs and maintenance, which repairs, maintenance and restoration (as applicable) shall be at Tenant’s cost, as provided above. 2. Multi-Tenant Column Monument Signs. Until such time as the Exterior Signs set forth in Section 1 of this Schedule are first installed, and provided that (i) no Event of Default then exists, (ii) no Chronic Default has occurred or is continuing, and (iii) not more than two (2) floors of the Premises has been subleased to a subtenant that is not a Permitted Transferee, and Tenant or a Permitted Transferee continue to lease and Occupy all portions of the Premises that have not been subleased, Tenant shall continue to have the right to have the name “Zillow” displayed on each of the two (2) multi-tenant column monument signs at the main entrance to the Building (“Tenant’s Monument Signage”). At such time as the Exterior Signs set forth in Section 1 of this Schedule are first installed, Tenant’s rights under this Section 2 shall terminate. All actual, documented out-of-pocket costs incurred by Landlord relating to a particular tenant’s multi-tenant sign shall be paid by such tenant. All actual, documented out-of-pocket costs incurred by Landlord relating to more than one multi-tenant sign shall be shared by the tenants that are exhibited on such signs in proportion to the number of signs of each such tenant. The foregoing costs shall include, without limitation, costs for installation, maintenance, repair, restoration and removal (including surface restoration in connection with removal). The rights granted in this Section 2 are personal to the Original Tenant and may not be transferred to any other party without Landlord’s express written consent in its sole discretion. Consent to a Transfer shall not constitute consent to an assignment of Tenant’s rights under this Section 2. At such time as the Exterior Signs set forth in Section 1 of this Schedule are first installed, or upon termination of the Lease, or if any of the foregoing conditions in clause (i) through (iii) of this Section 2 cease to be satisfied during the Term, Tenant’s rights under this Section 2 shall terminate and Landlord may remove Tenant’s Monument Signage and restore, to Landlord’s satisfaction, the affected areas so that they match the adjacent surfaces and no evidence of the Tenant’s Monument Signage is visible. Tenant shall pay all actual, documented out-of-pocket costs incurred by Landlord under the prior sentence upon demand. Landlord may remove (and then restore) Tenant’s Monument Signage as and when necessary to perform repairs and maintenance, which repairs, maintenance and restoration (as applicable) shall be at Tenant’s cost, as provided above. 3. Building Naming Rights. If (i) no Event of Default then exists, (ii) no Chronic Default has occurred or is continuing, (iii) Tenant and/or a Permitted Transferee(s) leases and Occupies at least 500,000 square feet of Rentable Area of Premises, and (iv) the naming rights described herein are allowed outright (subject to customary

2 permitting) under applicable law without any additional cost (unless Tenant pays for any such cost) or any adverse impact on Landlord, then at Tenant’s request Landlord shall name the Building the “Zillow Tower” (the “Naming Right”). Tenant shall be responsible for all out-of-pocket costs incurred by Landlord in connection with Tenant’s exercise of the Naming Right, including marketing, stationery and other expenses. The rights granted in this Section 3 are personal to Original Tenant. and may not be transferred to or exercised by any other person or entity. Consent to a Transfer shall not constitute consent to an assignment or transfer of Tenant’s rights under this Section 3. Upon termination of the Lease or if at any time the foregoing conditions to the Naming Right cease to be satisfied, Tenant’s rights under this Section 3 shall terminate, Landlord may take all action consistent with such termination and Tenant shall cease to refer to the Building as the Zillow Tower. During any period in which the Naming Right is in effect as provided hereunder, Landlord shall refer (and shall cause its employees, brokers, agents and representatives to refer) to the Building as the “Zillow Tower” in all marketing, advertising and promotional media and materials (whether print, electronic, digital or otherwise); provided, however, Landlord shall not be responsible for ensuring use of such name in verbal references to the Building. 4. Definition of Occupy. For purposes of this Schedule 1 and Schedule 2 of this Amendment, all space in the Premises shall be deemed “Occupied” by Tenant, Tenant “Occupies” all space in the Premises, and Tenant shall be deemed to be “Occupying” all space in the Premises that (i) is not subleased to a third party (that is not an Affiliate of Tenant) and (ii) is not being marketed for assignment or sublease.

1 SCHEDULE 2 RIGHT OF FIRST OFFER 1. Grant. Subject to all of the terms and conditions of this Schedule 2 (“Schedule”), commencing from and after January 1, 2025 and continuing during the remaining Term (except as expressly provided below) (the “ROFO Period”), Tenant shall have a right of first offer (the “Right of First Offer”) with respect to all space (the “First Right Space”) not then contained within the Premises and located on the 31st through 35th floors of the Building. 2. Procedure for Offer and Acceptance. 2.1 Tenant’s Request For First Offer Notice. At any time during the ROFO Period, but not more frequently than once during any twelve (12) month period, Tenant may deliver to Landlord a written request (“Request for First Offer Notice”), which request shall request that Landlord offer to lease to Tenant any Available First Right Space (defined below) in accordance with this Section 2.1 of this Schedule. Any Request for First Offer Notice delivered by Tenant that does not comply with the foregoing condition shall, at the election of Landlord, be null, void and of no force or effect. As used herein, the term “Available First Right Space” shall mean any portion of the First Right Space that, as of as of the date of Landlord’s First Offer Notice (defined below), is: (i) either vacant or is scheduled to become vacant (as a result of scheduled expiration or unscheduled termination of the lease encumbering such space or otherwise): (A) not more than twelve (12) months after the date Landlord received Tenant’s Request for First Offer Notice and (B) not less than twenty-four (24) months prior to the date on which the Term is then scheduled to expire; (ii) is not subject to any Superior Rights (defined below); (iii) is not the subject of any then-ongoing written lease proposal or negotiations with any other party, and (iv) is of a size and configuration that Landlord is then marketing for lease or is otherwise willing to lease in Landlord’s sole and absolute discretion; provided that no space that is leased to any third party at the time that Tenant delivers a Request for First Offer Notice shall be Available First Right Space unless Landlord shall have determined that the applicable tenant will not renew or extend the term of its lease of such space. “Superior Rights” means, at any particular time, each expansion or renewal right of any type which is set forth in any lease affecting space in the Building. 2.2 Landlord’s First Offer Notice. Within thirty (30) days of Landlord’s receipt from Tenant of a Request for First Offer Notice, Landlord shall deliver to Tenant a written notice (a “First Offer Notice”), which First Offer Notice shall: (a) describe the portion(s) of the First Right Space, if any, that at such time is (or are) Available First Right Space (each such space an “Offered First Right Space”), (b) state Landlord’s estimate of (i) the Current Market Rate as of the First Right Commencement Date (as defined in Article 33 of the Lease, as adjusted in accordance with Section 3.3 of this Schedule) and ROFO Rent (defined below) and (ii) the delivery date (each such date, an “Offered Space Scheduled Commencement Date”) for each Offered First Right Space, if any, identified in such First Offer Notice. 2.3 Acceptance by Tenant. Tenant shall have the right, exercisable only by delivery of a written notice (a “Tenant's Acceptance Notice”) to Landlord within ten (10) business days after Landlord’s delivery of a First Offer Notice, to elect to lease the Offered First Right Space (or Offered First Right Spaces) identified in such First Offer Notice; provided that notwithstanding anything to the contrary herein, Tenant shall not have any right to deliver a Tenant’s Acceptance Notice with respect to the Offered First Right Space for which the Offered Space Scheduled Commencement Date will occur less than twenty-four (24) months before the date on which the Term is then scheduled to expire unless, at such time, Tenant has an unexercised Renewal Term pursuant to Article 33 of the Lease, and Tenant elects in writing to exercise such extension option with respect to the entire then existing Premises, in which case, the Term shall be extended by the applicable Renewal Term and the Current Market Rate (and the Monthly Base Rent) payable during such Renewal Term shall be determined in connection with the determination of the Current Market Rate (and ROFO Rent) with respect to the applicable Leased First Right Space. If Tenant does not deliver Tenant’s Acceptance Notice to Landlord within ten (10) business days after Landlord’s delivery of any First Offer Notice, time being of the essence, then Tenant shall have no right under this Schedule to lease any portion of the First Right Space during the twelve (12) month period following the date on which Tenant delivered its Request for First Offer First Offer Notice, and subject to Tenant's right to deliver another Request for First Offer Notice following expiration of the twelve (12) month period, Landlord shall be free to lease (or otherwise grant Superior Rights with respect to) all or any portion of the First Right Space to anyone to whom Landlord desires on any terms Landlord desires.

2 3. Term; Rent; Other Terms. 3.1 If Tenant duly exercises its Right of First Offer in accordance with this Schedule with respect to any Offered First Right Space that is identified in any First Offer Notice (any such space “Leased First Right Space”), then: (a) the term of the lease of such Leased First Right Space shall commence upon the date (the “First Right Commencement Date”) that Landlord tenders to Tenant delivery of possession of such Leased First Right Space which Tenant shall accept in its then existing “AS IS” condition and state of repair (except that Landlord shall be deemed to have represented and warranted that the base Building systems serving the applicable Leased First Right Space are in good working order and condition up to the point of connection to the Leased First Right Space (but not including distribution)), (b) the expiration of Tenant’s lease of the Leased First Right Space shall be coterminous with the termination of the Lease for the then existing Premises, (c) except as expressly provided to the contrary in this Schedule, the remaining terms of Tenant’s lease of such Leased First Right Space shall be the terms and conditions of this Lease (provided that all provisions of the Lease which vary based upon the Rentable Area of the Premises shall be adjusted to reflect the addition of the Leased First Right Space to the Premises) and (d) Landlord and Tenant shall reasonably promptly thereafter execute an amendment to this Lease for such Leased First Right Space upon the terms and conditions as set forth in the First Offer Notice, subject to the provisions of this Schedule. 3.2 The Monthly Base Rent payable by Tenant with respect to any Leased First Right Space (the “ROFO Rent”) shall commence on the applicable First Right Commencement Date, and shall be equal to the product of: (a) the number of square feet of Rentable Area contained in such Leased First Right Space and (b) the Current Market Rent for such Leased First Right Space as of the First Right Commencement Date, with such Current Market Rent to otherwise be as defined in Paragraph 3 of Article 33 of the Lease. If in the applicable Acceptance Notice, Tenant expressly rejects Landlord’s determination of the Current Market Rent (and ROFO Rent) for the applicable Leased First Right Space and the parties fail to agree on the Current Market Rent (and ROFO Rent) within thirty (30) days after Tenant’s delivery of the Acceptance Notice, then the Current Market Rent (and ROFO Rent) for such Leased First Right Space shall be determined in accordance with Paragraph 4 of Article 33 of the Lease, provided that if the Current Market Rent (and ROFO Rent) for any Leased First Right Space shall not be determined as of the First Right Commencement Date, the parties shall utilize the Current Market Rent submitted by Landlord to the Deciding Appraiser pursuant to Paragraph 4 of Article 33 to determine the ROFO Rent for the applicable Leased First Right Space, and if the Current Market Rent submitted by Tenant to the Deciding Appraiser pursuant to Paragraph 4 of Article 33 of the Lease shall be ultimately selected by the Deciding Appraiser, Tenant shall be given a credit against ROFO Rent next due hereunder equal to the amount of any overpayment. If Tenant fails, in the applicable Acceptance Notice, to expressly reject Landlord’s determination of the Current Market Rate (and ROFO Rent) set forth in the applicable First Offer Notice, then Tenant shall conclusively be deemed to have accepted Landlord’s determination of the Current Market Rate (and ROFO Rent) for the applicable Leased First Right Space as set forth in the applicable First Offer Notice. Notwithstanding anything to the contrary herein, Tenant shall pay Tenant’s Percentage Share of Operating Expenses and Taxes with respect to any Leased First Right Space in the same manner as set forth in the Lease, and Tenant’s Percentage Share shall be increased to take into account the expansion of the Premises to include such Leased First Right Space. 3.3 Notwithstanding any contrary provision of the Lease or this Schedule, for purposes of the determination of the Current Market Rent under this Schedule, the reference in the definition of Current Market Rate in Paragraph (3) of Article 33 of the Lease to “a term of five (5) years” shall be replaced with “a term equal to the duration of the lease term for the Leased First Right Space”. 4. Delivery and Condition of Leased First Right Space; Delivery; Improvement. 4.1 Landlord shall endeavor to deliver the Leased First Right Space to Tenant on or before the applicable Offered Space Scheduled Commencement Date (as identified in the applicable First Offer Notice); provided, however, that if for any reason, Landlord is not in a position to so deliver such Leased First Right Space on such date, Landlord shall not be in breach under this Lease and otherwise shall have no liability to Tenant so long as Landlord uses commercially reasonable efforts to deliver such Leased First Right Space to Tenant as soon as reasonably possible thereafter (provided that Tenant shall have no obligation with respect to the applicable Leased First Right Space until Landlord actually delivers same).

3 5. ROFO Requirements. Notwithstanding anything to the contrary in this Lease: (a) the Right of First Offer and all of the rights of Tenant under this Schedule are and shall be personal to Zillow Inc. (“Original Tenant”) and any assignee of all of Tenant’s rights under the Lease that does not require Landlord’s consent under Article 10.5 of the Lease (“Permitted Assignee”), are not transferable and may only be exercised by the Original Tenant or a Permitted Assignee (and not by any other assignee or subtenant), and (b) Tenant’s rights and Landlord’s obligations under this Schedule shall be applicable only on the condition that, at the applicable time, Original Tenant, a Permitted Assignee and/or a subtenant that does not require Landlord’s consent under Article 10.5 of the Lease (“Permitted Subtenant” and collectively with Permitted Assignee, a “Permitted Transferee”) then Occupies the entire Premises. In addition, notwithstanding anything to the contrary in this Schedule: (i) Tenant’s rights and Landlord’s obligations under this Schedule shall not be applicable at any time during which (A) there is a then-existing uncured Event of Default by Tenant under this Lease or (B) there has been a Chronic Default by Tenant under the Lease, and (ii) at the election of Landlord (in its sole and absolute discretion), if as of the date that Tenant’s lease of any Leased First Right Space would otherwise commence (A) there is a then-existing uncured Event of Default by Tenant under this Lease or (B) there has been a Chronic Default by Tenant under the Lease, then Landlord may cancel Tenant’s lease of the applicable Leased First Right Space by delivery of written notice thereof to Tenant.

4 SCHEDULE 3 REMOVAL ITEMS – 29TH AND 30TH FLOORS  Furniture, trade fixtures and equipment  Floor core penetration infill, as necessary  Electric/low voltage desk whip decommissioning back to source  Low Voltage Cabling (horizontal & vertical riser)  Removal/Restoration of MDF room, partitions/dampers, and related MEP and F/LS equipment  CRAC units  Reconnect egress stairwell card readers to base-building access control system